Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
May 2, 2007	763-493-6370 / www.mocon.com

MOCON Announces Increased First Quarter Revenues

MINNEAPOLIS, MN, May 2, 2007 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended March 31, 2007.

Net sales for the first quarter 2007 were $6,876,000, an increase of 5 percent compared to $6,519,000 for the first quarter 2006.  Income from continuing operations was $833,000 for the first quarter 2007, a 25 percent decrease compared to $1,113,000 for the first quarter 2006.  Net income for the first quarter 2007 was $833,000, a 27 percent decrease compared to $1,135,000 in the first quarter 2006.  Diluted net income per share was $0.15 in the first quarter 2007, a 29 percent decrease compared to $0.21 for the same period in 2006.

The increase in sales for the first quarter 2007 compared to the first quarter 2006 was primarily the result of increased sales of our gas analyzer product group.  These products were sold primarily for well-logging, toxic gas monitoring in the workplace, and carbonated beverage industry applications.  Our packaging products group also increased due to new product sales, specifically the Pac Check® series, as well as increased marketing efforts in our foreign markets.

The decrease in net income for the first quarter 2007 compared to the first quarter 2006 was due to increased costs in the current period relating to the opening of our Shanghai, China technical support office, increased product development expense, increased stock option expense, and increased foreign sales and marketing expenses.  In addition, the first quarter 2006 included certain non-recurring items totaling approximately $164,000 which did not repeat in the first quarter 2007.

“We are pleased to report a 5 percent increase in total sales for the first quarter 2007.  Our recent emphasis in Asia has resulted in increased foreign sales, which accounted for 53% of our first quarter sales.  Our increased costs for research and development and sales and marketing were not unexpected, and are consistent with our plan to grow the Company’s revenues,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding our plan to grow the Company’s revenues, and other statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended March 31,
	2007	2006
Sales
Products	$6,487	$6,081
Consulting services	389	438
Total sales	6,876	6,519

Cost of sales
Products	2,678	2,475
Consulting services	258	226
Total cost of sales	2,936	2,701

Gross profit	3,940	3,818

Selling, general and administrative expenses	2,229	1,919
Research and development expenses	535	454
Operating income	1,176	1,445

Other income	127	156
Income from continuing operations before income taxes	1,303	1,601

Income taxes	470	488
Income from continuing operations	833	1,113

Gain from discontinued operations, net of tax	—	22

Net income	$833	$1,135

Basic net income per share:
Income from continuing operations	$0.15	$0.21
Gain from discontinued operations	—	—
Basic net income per share	$0.15	$0.21

Basic weighted average shares outstanding	5,473	5,405

Diluted net income per share:
Income from continuing operations	$0.15	$0.21
Gain from discontinued operations	—	—
Diluted net income per share	$0.15	$0.21

Diluted weighted average shares outstanding	5,697	5,405

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	March 31,	December 31,
	2007	2006
Assets:
Cash and marketable securities	$12,003	$12,259
Accounts receivable, net	4,860	4,552
Inventories	3,494	3,620
Other current assets	588	592
Total current assets	20,945	21,023
Marketable securities, noncurrent	265	377
Property, plant and equipment, net	1,545	1,557
Other assets, net	3,907	3,920

Total assets	$26,662	$26,877

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,960	$4,817
Total non-current liabilities	101	100
Stockholders’ equity	22,601	21,960

Total liabilities and stockholders’ equity	$26,662	$26,877